                                                                      EXHIBIT 99


                    SEARS REPORTS FIRST QUARTER 2003 RESULTS


           HOFFMAN ESTATES, ILL., APRIL 17 -- Sears, Roebuck and Co. (NYSE: S) today reported net income of $192 million, or $0.60 per share, for the first quarter ended March 29, 2003, compared with net income of $110 million, or $0.34 per share, in the first quarter of 2002.
           "Sears' performance was in line with our guidance despite a challenging quarter for the consumer and retail sector as a whole," said Chairman and Chief Executive Officer Alan J. Lacy. "While we are feeling the effects of major merchandise category exits and edits as well as the weak economic conditions, we continue to improve the fundamentals of our retail and credit operations."
            First quarter 2002 reported results included an after-tax charge of $208 million recorded as a cumulative effect of an accounting change related to the adoption of FASB Statement No. 142, "Goodwill and Other Intangible Assets". The first quarter of 2002 also included a pretax charge of $111 million, or $40 million after-tax, related to Sears Canada's conversion of existing Eatons stores to the Sears Canada banner, and a pretax gain of $71 million in other income, or $58 million after-tax, from the sale of a portion of the company's investment in Advance Auto Parts. In aggregate, these items reduced first quarter 2002 net income by $190 million, or $0.59 per share. First quarter 2003 reported results were not affected by any such accounting changes, special charges or gains on the sale of investments.

Retail and Related Services
           As anticipated, Retail and Related Services experienced lower store sales during the light post-Christmas period and reported an operating loss of $23 million for the first quarter of 2003. The segment posted very strong operating income of $87 million in the first quarter of 2002, which generally is the lowest quarterly period of the year in terms of merchandise sales and profits.
           "Substantial progress was made in our merchandise repositioning efforts with the launch of the Whole Home brand in home fashions and the continued rollout of Lands' End," Lacy said. "While our repositioning efforts are still underway, we have set the groundwork for restoring top-line growth in the second half of this year."

           Revenues for the first quarter were $6.6 billion, down 1.8 percent from the same period last year. Increased revenues due to the addition of Lands' End, which was acquired in June 2002, were more than offset by decreases in Full-line store revenues. Comparable store sales for the quarter declined 6.7 percent, due to the weak retail environment, the effects of merchandise category exits and edits, and the later Easter holiday. In hardlines, lawn and garden performed especially well in both Full-line stores and Dealer stores. The revenue decline was more pronounced in softlines than hardlines, reflecting the later Easter selling season and the fact that the majority of the merchandise edits and exits were in softlines.
           The gross margin rate for the quarter was flat to prior year as an increase in seasonal clearance activity was offset by the inclusion of Lands' End and continued improvements in sourcing. Selling and administrative expenses increased by $49 million due to the inclusion of Lands' End, which was partially offset by expense reductions in most of the remaining retail businesses.

Credit and Financial Products
           Credit and Financial Products reported operating income of $395 million for the quarter, down $48 million, or 10.8 percent, compared to the prior year first quarter primarily due to an increase in the provision for uncollectible accounts, partially offset by favorable funding costs and lower operating expenses.
           First quarter domestic Credit and Financial Products revenues increased approximately 1 percent from a year ago to $1.33 billion, as the increase in average receivable balances was largely offset by a lower yield. The lower yield is attributable to a reduced finance charge rate on credit products due to the lower interest rate environment, an increase in the size of the MasterCard portfolio, which has a lower yield than the proprietary card, and lower late fees.
           Domestic credit card receivables at the end of the first quarter increased 9.4 percent over the prior year to $29.5 billion. Funding costs declined by $29 million, or 10.7 percent, from last year's quarter due to a favorable interest rate environment.
           "The Credit and Financial Products segment continued to perform as expected during the first quarter, including the typical post-holiday decline in receivables," Lacy said. "Delinquencies and charge-offs, as well as profitability, are tracking to plan."

           The domestic provision for uncollectible accounts increased by $100 million, or 27 percent, over last year's period. The higher provision was due to increased charge-offs as a result of higher balances, seasoning of the MasterCard portfolio and higher bankruptcies. The net charge-off rate for the quarter increased to 6.11 percent from 5.43 percent last year.
           Year-over-year delinquencies increased 56 basis points to 7.87 percent from 7.31 percent, reflecting the seasoning of the MasterCard portfolio. The domestic allowance for uncollectible accounts of $1.8 billion is 6.06 percent of ending credit receivables, compared with 5.79 percent at the end of last quarter.
           In March, the company announced plans to evaluate strategic alternatives for the Credit and Financial Products segment, including the possible sale of all or a portion of the segment. The evaluation is progressing as scheduled and the company expects to conclude its evaluation and any related actions that arise from the evaluation in the second half of 2003.

Sears Canada
           Sears Canada's first quarter operating income of $10 million compares with an operating loss of $105 million in last year's first quarter. The prior year results include a pretax charge of $111 million for severance costs, asset impairment and other exit costs associated with the conversion of seven stores operating under the Eatons banner to Sears Canada stores.
           First quarter 2003 results demonstrated significant improvement in margin rate over the prior year, which more than offset the decline in revenues.

Outlook
           Given the current economic environment and cautious consumer sentiment, the company expects that near-term retail sector growth will be modest. Correspondingly, the company anticipates second quarter earnings per share will be between $0.85 and $1.00. The second quarter outlook assumes a mid-single digit comparable store sales decrease. In addition, though the company will continue to improve margins through better sourcing and the addition of Lands' End, improvement will be offset by additional markdowns reflective of higher inventory levels and the very promotional environment. For the full year, the company remains on track with its expectation of earnings per share between $4.95 and

$5.15. This full-year expectation excludes any effect that may result from activities related to the strategic review of the Credit and Financial Products segment.

Forward-Looking Statements
           This release contains guidance on second quarter and full-year 2003 earnings per share, as well as comparable store sales, margins, and other company performance measures. This release also contains statements about the company's expectations regarding possible strategic alternatives for its Credit and Financial Products business and the timeline for completing a review of such alternatives. These statements are forward looking statements based on assumptions about the future that are subject to risks and uncertainties, and actual results may differ materially from the results projected in the forward looking statements. For example, there can be no assurances that the company will identify an acceptable purchaser or negotiate acceptable terms for the sale and ongoing operation of all or part of its Credit and Financial Products business and there can be no assurances as to the timing of such a transaction or transactions. These outcomes depend on many factors outside the company's control, such as the willingness of third parties to accept terms that are acceptable to the company. Further risks and uncertainties that may cause actual results to differ materially include competitive conditions in retail and credit; changes in consumer confidence and spending; delinquency and charge-off trends in the credit card portfolio; consumer debt levels and the level of consumer bankruptcies; the success of initiatives to address increased delinquencies and credit losses and improve credit profitability; the success of the Full-line store strategy and other strategies; the possibility that the company will identify new business and strategic options for one or more of its business segments, potentially including selective acquisitions, dispositions, restructurings, joint ventures and partnerships; Sears' ability to integrate and operate Lands' End successfully; the successful integration of Sears retail businesses with a third-party credit card program, which involves significant training and the integration of complex systems and processes; the outcome of pending legal proceedings; anticipated cash flow; social and political conditions such as war, political unrest and terrorism or natural disasters; the possibility of negative investment returns in the company's pension plan; changes in interest rates; the volatility in financial markets; changes in the company's debt ratings, credit spreads and cost of funds; the possibility of interruptions in systematically accessing the public debt markets; general economic conditions and normal business uncertainty. In addition, Sears typically earns a disproportionate share of its operating income in the fourth quarter due to seasonal buying patterns, which are difficult to forecast with certainty. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available.

Webcast
           Sears will webcast its first quarter earnings conference call at 10:30 a.m. EDT/9:30 a.m. CDT today. Investors and the media are invited to listen to the call through the company's website at sears.com/investors, under "Events and Webcasts." A telephone replay of the call will be available beginning at approximately 12:30 p.m EDT/11:30 a.m. CDT today through Friday, April 18, 2003. The replay number is 1-888-562-6126, access code: 3276. A replay of the conference call will also be available on the company's website at sears.com/investors, under "Events and Webcasts."

About Sears
           Sears, Roebuck and Co. is a broadline retailer with significant service and credit businesses. In 2002, the company's revenue was $41.4 billion. The company offers its wide range of apparel, home and automotive products and services to families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a variety of merchandise and services through its Web sites, sears.com, thegreatindoors.com and landsend.com, and a variety of specialty catalogs.

                                      # # #

SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME



                                                                                  For the 13 Weeks Ended
                                                                             March 29, 2003 and March 30, 2002
                                                                           -------------------------------------
         (millions, except earnings per common share)                           2003                    2002
                                                                           -------------           -------------
         REVENUES
            Merchandise sales and services                                 $      7,474             $    7,647
            Credit and financial products revenues                                1,406                  1,390
                                                                          -------------           -------------
                   Total revenues                                                 8,880                  9,037

         COSTS AND EXPENSES
            Cost of sales, buying and occupancy                                   5,474                  5,626
            Selling and administrative                                            2,110                  2,061
            Provision for uncollectible accounts                                    483                    381
            Depreciation and amortization                                           225                    210
            Interest                                                                279                    292
            Special charges and impairments                                           -                    111
                                                                          -------------           -------------
                   Total costs and expenses                                       8,571                  8,681
                                                                          -------------           -------------

         Operating income                                                           309                    356
         Other income, net                                                            1                     78
                                                                          -------------           -------------
         Income before income taxes and
            minority interest                                                       310                    434

         Income taxes                                                              (115)                  (148)

         Minority interest                                                           (3)                    32
                                                                          -------------           -------------

         Income before cumulative effect of accounting change                       192                    318

         Cumulative effect of change in accounting for goodwill                       -                   (208)
                                                                          -------------           -------------

         NET INCOME                                                        $        192             $      110
                                                                          =============           =============

         EARNINGS PER COMMON SHARE

            Basic
               Earnings per share before cumulative
               effect of a change in accounting principle                  $       0.60             $     0.99

               Cumulative effect of change in
               accounting for goodwill                                     $          -             $    (0.65)
                                                                          -------------           -------------

                 Earning per share                                         $       0.60             $     0.34
                                                                          =============           =============

            Diluted
               Earnings per share before cumulative
               effect of a change in accounting principle                  $       0.60             $     0.98

               Cumulative effect of change in
               accounting for goodwill                                     $          -             $    (0.64)
                                                                          -------------           -------------

                 Earning per share                                         $       0.60             $     0.34
                                                                          =============           =============

         Average common and dilutive common                                       318.1                  324.0
           equivalent shares outstanding

SEARS, ROEBUCK AND CO.
CONSOLIDATED BALANCE SHEET

          (millions)

                                                                                      March 29,      March 30,    December 28,
                                                                                         2003          2002           2002
                                                                                       --------      --------       --------
         Assets
            Current Assets
               Cash and cash equivalents                                               $  3,846      $    949      $  1,962
               Credit card receivables                                                   31,287        28,509        32,595
                 Less allowance for uncollectible accounts                                1,847         1,162         1,836
                                                                                       --------      --------      --------
                 Net credit card receivables                                             29,440        27,347        30,759
               Other receivables                                                            710           619           863
               Merchandise inventories                                                    5,730         5,249         5,115
               Prepaid expenses and deferred charges                                        708           629           535
               Deferred income taxes                                                        790           994           749
                                                                                       --------      --------      --------
                 Total current assets                                                    41,224        35,787        39,983

            Property and equipment, net                                                   6,794         6,629         6,910
            Deferred income taxes                                                           621           433           734
            Goodwill                                                                        942           110           944
            Tradenames and other intangible assets                                          703             -           704
            Other assets                                                                  1,124           644         1,134
                                                                                       --------      --------      --------
                 Total assets                                                          $ 51,408      $ 43,603      $ 50,409
                                                                                       ========      ========      ========

         Liabilities
            Current liabilities
               Short-term borrowings                                                   $  6,775      $  3,485      $  4,525
               Current portion of long-term debt and capitalized lease obligations        3,609         4,414         4,808
               Accounts payable and other liabilities                                     6,455         6,492         7,485
               Unearned revenues                                                          1,209         1,165         1,199
               Other taxes                                                                  445           427           580
                                                                                       --------      --------      --------
                 Total current liabilities                                               18,493        15,983        18,597

            Long-term debt and capitalized lease obligations                             22,321        18,084        21,304
            Pension and Postretirement benefits                                           2,414         2,351         2,491
            Minority interest and other liabilities                                       1,246         1,375         1,264
                                                                                       --------      --------      --------
                 Total liabilities                                                       44,474        37,793        43,656

         Commitments and Contingent Liabilities

         Shareholders' Equity
            Common shares                                                                   323           323           323
            Capital in excess of par value                                                3,503         3,505         3,505
            Retained earnings                                                             8,617         7,449         8,497
            Treasury stock - at cost                                                     (4,457)       (4,587)       (4,474)
            Deferred ESOP expense                                                           (41)          (54)          (42)
            Accumulated other comprehensive loss                                         (1,011)         (826)       (1,056)
                                                                                       --------      --------      --------
                 Total shareholders' equity                                               6,934         5,810         6,753
                                                                                       --------      --------      --------
                 Total liabilities and shareholders' equity                            $ 51,408      $ 43,603      $ 50,409
                                                                                       ========      ========      ========

                 Total common shares outstanding                                          317.1         313.9         316.7

SEARS, ROEBUCK AND CO.
SEGMENT INCOME STATEMENTS

(millions)

FOR THE 13 WEEKS ENDED MARCH 29, 2003 AND MARCH 30, 2002


                                                Retail &            Credit &          Corporate
                                            Related Services   Financial Products      & Other       Sears Canada        Total
                                            -----------------  ------------------  --------------   -------------  ----------------
                                              2003      2002      2003     2002     2003     2002    2003    2002   2003      2002
                                            -------   -------   -------   -------  ------   -----   ------  -----  -------   ------
Merchandise sales and services              $ 6,644   $ 6,768   $    -    $    -   $  63    $  58   $ 767   $ 821  $ 7,474   $7,647
Credit and financial products revenues            -         -     1,330     1,318      -        -      76      72    1,406    1,390
                                            -------   -------   -------   -------  -----    -----   -----    ----  -------   ------
Total Revenues                                6,644     6,768     1,330     1,318     63       58     843     893    8,880    9,037

Costs and expenses
      Cost of sales, buying and occupancy     4,914     5,005         -         -     24       21     536     600    5,474    5,626
      Selling and administrative              1,561     1,512       218       228    101       94     230     227    2,110    2,061
      Provision for uncollectible accounts        -         -       471       371      -        -      12      10      483      381
      Depreciation and amortization             183       168         4         5     11       12      27      25      225      210
      Interest expense (income)                   9        (4)      242       271      -        -      28      25      279      292
      Special charges and impairments             -         -         -         -      -        -       -     111        -      111
                                            -------   -------   -------   -------  -----    -----   -----    ----  -------   ------
          Total costs and expenses            6,667     6,681       935       875    136      127     833     998    8,571    8,681
                                            -------   -------   -------   -------  -----    -----   -----    ----  -------   ------

Operating income (loss)                     $   (23)  $    87   $   395   $   443  $ (73)   $ (69)  $  10   $(105) $   309   $  356
                                            =======   =======   =======   =======  =====    =====   =====   =====  =======   ======

Net income before cumulative effect of change in accounting                                                        $   192   $  318
                                                                                                                   =======   ======
Cumulative effect of change in accounting                                                                          $     -   $ (208)

Net Income                                                                                                         $   192   $  110
                                                                                                                   =======   ======
EPS - Diluted                                                                                                      $  0.60   $ 0.34
                                                                                                                   =======   ======
   Average shares o/s                                                                                                318.1    324.0

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - DOMESTIC CREDIT CARD RECEIVABLES, INVENTORY AND STORE COUNT
(millions)

                                                            AVERAGE BALANCE                      ENDING BALANCE
                                                   -------------------------------------------------------------------
                                                        For the 13 Weeks Ended
                                                    March 29, 2003 and March 30, 2002
                                                   -----------------------------------   March 29,       March 30,
                                                        2003              2002             2003            2002
                                                      ---------       ----------       ----------       ----------
Sears Card credit card receivables                    $  17,817       $   21,618       $   17,160       $   20,698
Sears Gold MasterCard credit card receivables            12,375            5,668           12,380            6,309
                                                      ---------       ----------       ----------       ----------
Total domestic credit card receivables                $  30,192       $   27,286       $   29,540       $   27,007
                                                      =========       ==========       ==========       ==========




                                                        For the 13 Weeks Ended
                                                  March 29, 2003 and March 30, 2002
                                                -------------------------------------
DOMESTIC CREDIT CARD RECEIVABLES-                          2003             2002
NET INTEREST MARGIN:                                    ---------       ----------

Portfolio yield                                           16.94%           18.64%
Effective financing rate                                   3.19%            3.95%
                                                      ---------       ----------
Net interest margin                                       13.75%           14.69%
                                                      =========       ==========

Sears Card net charge-off rate                             6.83%            6.16%
Sears Gold MasterCard net charge-off rate                  5.06%            2.65%
TOTAL DOMESTIC NET CHARGE-OFF RATE                         6.11%            5.43%



                                                       2003                                        2002
                                                -----------------   ----------------------------------------------------------------
                                                 March 29, 2003      Dec. 28, 2002    Sep. 28, 2002    Jun. 29, 2002   Mar. 30, 2002
                                                -----------------   ---------------  ---------------  --------------  --------------
Sears Card delinquency rate                               10.14%           10.34%            9.74%            8.75%          8.77%
Sears Gold MasterCard delinquency rate                     4.72%            3.76%            2.99%            2.57%          2.55%
TOTAL DOMESTIC DELINQUENCY RATE                            7.87%            7.69%            7.24%            6.87%          7.31%

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS                  $   1,790       $    1,780         $   1,630      $    1,441      $   1,115
                                                       =========       ==========       ==========       ==========      =========

ALLOWANCE % OF DOMESTIC CREDIT CARD
     RECEIVABLES                                           6.06%            5.79%            5.57%            5.10%          4.13%
                                                       =========       ==========       ==========       ==========      =========



                                                      March 29,         March 30,
                                                        2003              2002
                                                     ---------        ----------
DOMESTIC INVENTORIES       -LIFO                     $   5,170        $    4,688
                                                     =========        ==========
                           -FIFO                     $   5,784        $    5,290
                                                     =========        ==========





                                                          For the 13 Weeks Ended
                                                   March 29, 2003 and March 30, 2002
                                                  -----------------------------------
PRETAX LIFO CHARGE                                    $      12       $       12
                                                      =========        ==========





                                                     --------------------------------------------------------------
                                                      December 28,                                        March 29,
DOMESTIC RETAIL STORES:                                  2002            Opened            Closed            2003
                                                       ---------       ----------       ----------       ----------
      FULL-LINE STORES                                      872                0               (2)             870
      SPECIALTY FORMATS                                   1,305                2               (3)           1,304
      LANDS' END RETAIL STORES                               15                0                0               15
                                                       ---------       ----------       ----------       ----------
          TOTAL                                           2,192                2               (5)           2,189
                                                       =========       ==========       ==========       ==========

      GROSS SQUARE FEET                                   150.4              0.1             (0.3)           150.2
                                                       =========       ==========       ==========       ==========